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Exhibit 21.1

SUBSIDIARIES OF TECHWELL, INC.

Legal Entity Name	State or Other Jurisdiction of Incorporation
Techwell International, Inc.	Delaware
Techwell Shenzhen Technology, Inc.	China
Techwell Japan Kabushiki Kaisha	Japan

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  Exhibit 21.1
SUBSIDIARIES OF TECHWELL, INC.